EXHIBIT 99.1

Jason Elkin Departs CTN Media Group, Inc.

Steps Down as CEO and Chairman of the Board to Pursue Opportunities In the Broadcast Television Industry.

ATLANTA, Oct. 31 /PRNewswire/ -- CTN Media Group, Inc. (“CTN”) (Nasdaq: UCTN - news) today announces that Jason Elkin will step down as Chief Executive Officer and Chairman of the Board of CTN effective November 1, 2001. Mr. Elkin will remain on the Board of Directors of CTN. Mr. Elkin, who continues to hold a financial stake in CTN, will also remain active in finding strategic partners for CTN. Following Mr. Elkin’s departure, the senior operating team of CTN will report directly to the Executive Committee of the Board of Directors until a new CEO is identified.

Mr. Elkin stated: “I believe one hundred percent in the success and value of College Television Network and I am proud of the growth of the Network over the last four years under my direction. CTN is poised for future growth and continued success, and I will do everything I can to help this wonderful and exciting media venture.”

Mr. Avy Stein, from Willis Stein & Partners, L.P., the principal investor in CTN, stated: “Mr. Elkin has been instrumental in the success of CTN and he will continue to assist the company in the future. I am sure Mr. Elkin will be successful in his future television enterprises and I look forward to the possibility of working with him in the future. Although CTN will miss Mr. Elkin, current management of the company will remain to lead CTN and I have the utmost confidence in that management.”

Mr. Elkin will be departing to pursue the acquisition of television stations through Future Vision Television, a broadcast television acquisition group. Mr. Elkin stated: “I will be looking to acquire ten to twenty medium-size television stations throughout the United States.” Mr. Elkin further stated: “Due to my past success and good relationship with Willis Stein, Future Vision will make Willis Stein its first choice for future equity financing.”

CTN Media Group, Inc. owns and operates several targeted media properties focusing on young adult audiences. College Television Network, the Company’s broadcast television network, is a live, satellite-delivered network seen exclusively on college campuses across the U.S. The Network programs an original mix of music, news and information programming to more than 1,800 college and university locations now under contract to receive the Network’s 24-hour a day broadcasts. The Network currently reaches an estimated audience of approximately 7.2 million young adult viewers each week. Today, College Television Network is the nation’s fastest growing young adult television network delivering one of the industry’s largest 18 to 24 year old daily audiences. The Company also operates a portfolio of online properties targeted at the young adult market.

This press release contains forward-looking statements regarding CTN’s business strategy and future plans of operation. Forward-looking statements involve known and unknown risks and uncertainties. These and other important factors, including those mentioned in various filings with the Securities and Exchange Commission made periodically by CTN (available to the public at http://www.sec.gov), may cause the actual results and performance to differ materially from the future results expressed or implied by such forward-looking statements, include, but are not limited to, failure to meet revenue goals; inability to satisfy future financing needs, if any; decrease in CTN’s stock price; and the failure of CTN to attract and retain high level management personnel and salespeople. The forward-looking statements contained in this press release speak only as of the date hereof and CTN disclaims any obligation to provide public updates, revisions and or amendments to any forward-looking statements made herein to reflect changes in CTN’s expectations or future events.

For further information, please call Neil Dickson, Chief Operating Officer, at 404-256-4444.